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Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 for Wayne Bancorp, Inc., of our report dated January 29, 2003 relating to the consolidated balance sheets of Wayne Bancorp Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 2002. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of this Registration Statement.


                                             /s/ Crowe, Chizek and Company LLP

                                             Crowe, Chizek and Company LLP

Columbus, Ohio
March 19, 2003